December 5, 2018

William J. Linehan

RE: Red Lion Hotels Corporation Executive Vice President, Chief Marketing Officer Offer Letter

Dear Bill:

This letter supersedes and replaces in its entirety your original offer letter dated February 10, 2014, as amended on February 27, 2015, effective as of the date set forth above (“Amended Offer Letter”).

You have served as the Chief Marketing Officer since joining Red Lion Hotels Corporation (“Company”) in 2014. The Company appreciates your work and contribution to the success of the Company’s expansive growth and brand development. The parties now mutually desire to separate employment effective May 31, 2019 (“Separation Date”). This Amended Offer Letter governs the terms and conditions of your employment through the Separation Date, provided that you indicate your acceptance to the terms by signing the Amended Offer Letter as indicated below and signing the Company’s standard release agreement. This Amended Offer Letter will be considered null and void if you fail to return the signed Amended Offer Letter and standard release agreement within twenty-one days of the date of this letter or revoke the same.

POSITION: Your job title will remain Executive Vice President, Chief Marketing Officer through the Separation Date. Your responsibilities will be only those specific duties assigned to you from time to time by the President & CEO, which shall include but not be limited to preparing for and planning for the annual brand conference in December 2018

COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $13,156.15, which is equivalent to $342,060.00 per year, subject to normal withholdings and payroll taxes. You will not be entitled to any additional compensation in the event you are appointed to serve as a director of the Company or as an officer or director of any of the Company’s direct or indirect subsidiaries or affiliates.

TERM: Your employment will be separated on May 31, 2019, unless you resign or are terminated for Cause prior to this date (“Separation Date”).

If you voluntarily resign or are terminated with Cause (defined below) prior to May 31, 2019, you will be entitled to your annual base pay through the effective date of your termination. No further compensation or remuneration will be paid. If you are terminated without Cause prior to May 31, 2019, you will be paid severance in the form of your annual base pay for the then current fiscal year through May 31, 2019.

As used herein, the term “Cause” means: (i) your willful and intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to you by the Company, which notice shall state that such conduct shall, without cure, constitute Cause; (ii) any willful and intentional act by you involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) your conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.

BONUS: In addition to your base salary, you are eligible to earn and be paid a 2018 bonus on May 31, 2019 if you are actively employed through May 31, 2019, if you sign the Company’s standard release agreement effective May 31, 2019, and if you meet the other requirements outlined in the Variable Pay Plan (“VPP”), as may be amended from time to time. The 2018 bonus targets and goals for achievement of bonuses by executive officers are set by the Compensation Committee of the Board, and achievement is also determined by the Compensation Committee of the Board. Your annual bonus at target will be 40% of your base salary.

EQUITY: Vesting of any restricted stock units or performance stock units you have shall continue to be subject to the terms and conditions of any agreements under which such units were issued, including any time requirements, performance requirements and continued employment, including but not limited to any RSUs that are scheduled to vest in March 2019 and May 2019.

BENEFITS: You will be eligible to participate in all standard employee benefit programs on the same terms and conditions as any Company Vice President, as they may be modified from time to time. Medical, Dental, and Vision insurance will cease when employment terminates. You will be afforded your rights under COBRA, which allows you to pay for benefit continuation as allowed by law. Such notice of COBRA rights will be provided under separate document upon loss of medical coverage, to be sent directly to you by our COBRA administrator, AW Rehn and Associates.
CONDITION TO RECEIPT OF BONUS AND BENEFITS OF AMENDED OFFER LETTER: The receipt of the benefits of this Amended Offer Letter and any bonus severance or other benefits will be subject to you signing and not revoking a separation agreement and release of claims in the form and substance acceptable to the Company in its discretion (1) within twenty-one days of receiving this Amended Offer Letter and (2) as a condition of receiving any Bonus approved by the Board.
LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of the Company. You also agree that, except as required for performance of your work, you will not use, disclose or publish any

Confidential Information of the Company either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by the Company or by third parties for the benefit of the Company.

NONCOMPETITION AND NONSOLICITATION: You agree that during your employment with the Company you will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business. As used herein the term “Competing Business” means any business which includes hotel ownership, hotel management, hotel services or hotel franchising that competes directly or indirectly with the Company. You also agree that during your employment at the Company you will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of your employment was an employee of the Company (other than a person whose employment with the Company has been terminated by the Company), to become employed by any person, firm or corporation. Notwithstanding the foregoing, the Company shall in good faith consider any written request you make to provide paid consulting services to a Competing Business prior to May 31, 2019, and shall not unreasonably withhold its consent unless the Company determines in its sole discretion that such services will have a direct or indirect negative impact on the Company.

NONDISPARAGEMENT: You expressly agree that you will not make any disparaging, derogatory, malicious, and/or false comments, whether oral or written, about the Company, its Directors, Officers, employees or agents, in any way, in any discussion with third parties, in a press release, or in any other similar forum or manner, during the term of your employment or at any time thereafter. You understand that any proven breach of this paragraph is a material breach of this Agreement. The Company expressly agrees that none of its President, Executive Vice Presidents or Board members will make any disparaging, derogatory, malicious, and/or false comments, whether oral or written, about you, in any way, in any discussion with third parties, in a press release, or in any other similar forum or manner, during the term of your employment or at any time thereafter.

COMPLAINT RESOLUTION: By accepting this Amended Offer Letter with the Company, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate the Company supervisors or officers any matters which require their attention.

KEY EMPLOYEE STATUS: You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.

NATURE OF EMPLOYMENT: The Company is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate employment at any time, with or without cause. Nothing in this agreement modifies your at-will status.

ENTIRE AGREEMENT: This letter contains all of the terms of your employment with the Company, and supersedes any prior understandings or agreements, whether oral or in writing.
The Company reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.

GOVERNING LAW. This Agreement and any disputes or claims arising hereunder will be construed in accordance with, governed by and enforced under the laws of the State of Washington without regard for any rules of conflicts of law. You expressly consent to the personal jurisdiction of the state and federal courts located in Spokane County, Washington for any lawsuit filed there against you by the Company arising from or relating to this Agreement.

Sincerely,

/s/ Gregory T. Mount
Gregory T. Mount
President & Chief Executive Officer
Red Lion Hotels Corporation

Accepted as of the date first set forth above

/s/ William J. Linehan
William J. Linehan